UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 21, 2005

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On October 21, 2005, Spansion, a majority-owned subsidiary of Advanced Micro Devices, Inc. (the “Company”), filed Amendment No. 4 to its Registration Statement on Form S-1, which included certain Spansion financial information and Spansion’s outlook for the fourth fiscal quarter. Accordingly, the Company is providing the following information in connection with its Memory Products Group.

The Company’s Memory Products Group had a book-to-bill ratio of 1.1:1 during the first quarter of fiscal 2005, 1:1 during its second quarter of fiscal 2005 and 1.4:1 during the third quarter of fiscal 2005. The Memory Product Group’s book-to-bill ratio is a demand-to-supply ratio for orders, which the Company calculates by dividing the value of orders booked for Spansion Flash memory products during a fiscal quarter by the value of orders invoiced for such products during that quarter. While the Company expects net sales for the Memory Products Group to increase significantly during the fourth quarter of fiscal 2005, the book-to-bill ratio should not be relied upon as an indication of future sales.

For the Memory Products Group, gross margin increased in the third quarter of fiscal 2005 by seven percent as compared to the second quarter of fiscal 2005 due to a 15 percent increase in unit shipments, partially offset by a three percent decrease in average selling prices. Gross margin also was favorably impacted by three factors: a greater percentage of MirrorBit products shipped; a greater percentage of higher density products shipped; and increased utilization of Spansion’s manufacturing facilities. The Company expects these trends to continue in the fourth fiscal quarter resulting in continued improvement in gross margins for the Memory Products Group.

For the Memory Products Group, the Company expects research and development expenses in terms of gross dollars to be relatively stable or increase slightly in the fourth quarter of fiscal 2005.

For the Memory Products Group, the Company expects marketing, general and administrative expenses to increase slightly in terms of gross dollars in the fourth quarter of fiscal 2005.

In addition, assuming the completion of Spansion’s initial public offering, concurrent offering of mandatory convertible preferred stock and private placement of senior unsecured notes, Spansion expects its capital expenditures for fiscal 2006 would be between $800 million and $950 million and its anticipated effective tax rate for fiscal 2006 would be approximately 30 percent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: October 21, 2005	By:	/s/ Faina Medzonsky
Assistant Secretary